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                                                                    EXHIBIT 21.1


                     SUBSIDIARIES OF POWELL INDUSTRIES, INC.


NAME OF DOMESTIC SUBSIDIARY                    STATE OF INCORPORATION
---------------------------                    ----------------------

Delta-Unibus Corp.                             Illinois
Powell Electrical Manufacturing Co.            Delaware
 Powell Power Electronics Company, Inc.        Delaware
Powell-Process Systems, Inc. (Inactive)        Utah
Powell-ESCO Company                            Texas
Unibus, Inc.                                   Ohio
Powell Energy Systems Inc. (Inactive)          Nevada
Transdyn Controls, Inc.                        California
Traction Power Systems, Inc.                   Delaware

NAME OF FOREIGN SUBSIDIARY                     COUNTRY OF INCORPORATION
--------------------------                     ------------------------
Powell Foreign Sales Corporation               Barbados, West Indies